Exhibit 99.1

JanOne Appoints Internationally Renowned Expert on Addiction Nicholas Goeders, Ph.D. to Scientific Advisory Board

World leader in addiction science joins team of experts in diseases and disorders that cause chronic pain

Nicholas E. Goeders, Ph.D.

LAS VEGAS, June 15, 2021 /PRNewswire/ -- JanOne Inc. (Nasdaq: JAN), a company focused on developing treatments for conditions that cause severe pain and drugs with non-addictive, pain-relieving properties, today announced the appointment of Nicholas E. Goeders, Ph.D. to its Scientific Advisory Board (SAB). Dr. Goeders is considered one of the world's leaders on the role of stress in drug addiction.

Tony Isaac, President and Chief Executive Officer of JanOne, commented, “JanOne’s mission is to develop non-addictive medications to treat diseases that cause severe pain, thereby mitigating the use and abuse of harmful opioid painkillers. With his world-class reputation as a foremost expert in addiction science, Dr. Goeders is ideally suited to join our advisory team of scientific and medical experts in vascular pathophysiology, including peripheral artery disease (PAD), and pain management across a broad range of chronic diseases and disorders. We are excited to welcome Dr. Goeders to our SAB at this important stage in our Company’s history as we advance our treatment for PAD into Phase 2b clinical trials.”

Exhibit 99.1

Tony Giordano, Ph.D., Chief Scientific Officer of JanOne, added, “Dr. Goeders’ dedication to the field of addition has produced research and findings that are virtually unmatched in scope and consequence. He will be an outstanding addition to our esteemed Scientific Advisory Board.”

Dr. Goeders is professor and head of the Department of Pharmacology, Toxicology and Neuroscience at Louisiana State University (LSU) Health Sciences Center Shreveport, where he has been a member of the faculty since 1985. He is also a co-founder of Embera NeuroTherapeutics, Inc., developer of a novel pharmacotherapy treatment for substance use disorders that is based on results from his research on stress and addiction. Prior to 1985, Dr. Goeders was a Staff Fellow of the National Institute on Drug Abuse (NIDA) at the Addiction Research Center in Baltimore, Maryland and a Postdoctoral Fellow at The Johns Hopkins University School of Medicine, Department of Neuroscience. He received his Doctor of Philosophy from the Louisiana State University Medical Center with a major in Pharmacology. Dr. Goeders holds seven patents based on his research which has been actively funded by the National Institutes of Health (NIH) since 1983. He has published 115 scientific papers in peer-reviewed journals and has presented the results of his research worldwide. He is a member of the American College of Neuropsychopharmacology, a former member of the Board of Directors and a current Fellow of the College on Problems of Drug Dependence, the Neuropharmacology Division of the American Society for Pharmacology and Experimental Therapeutics, the Behavioral Pharmacology Society, and the Society for Neuroscience.

“I am delighted to be able to contribute my knowledge to the very important work JanOne is doing to reduce risk associated with opioid addiction and overdose,” said Dr. Goeders. “PAD associated pain can be severe, and nearly 25% of all those with PAD are at risk for addiction when being prescribed opioids to treat chronic neuropathic pain. I look forward to working with the talented team at JanOne and alongside the distinguished members of its SAB on the Company’s fight against opioid addiction.”

Additional members of JanOne's Scientific Advisory Board include:

•

Chris Kevil, Ph.D., Chair of the Scientific Advisory Board -- Vice Chancellor for Research, Dean School of Graduate Studies, and Malcolm Feist Endowed Chair for Cardiovascular Disease at LSU Health Shreveport.

•	Edgar Ross, MD -- Director of the Pain Management Center at Brigham and Women's Hospital and a professor of anesthesia at Harvard Medical School.

•

John Cooke, MD, Ph.D. -- Chair of the Department of Cardiovascular Sciences at the Houston Methodist Research Institute, Director of the Center for Cardiovascular Regeneration, and Medical Director of the RNA Therapeutics Program in the Houston Methodist DeBakey Heart and Vascular Center in Houston, Texas.

•	Joshua Beckman, MD, MS -- Professor of Medicine at Vanderbilt Medical School, and Director of the Section of Vascular Medicine at Vanderbilt University Medical Center.

Exhibit 99.1

About JanOne

JanOne (Nasdaq: JAN) is focused on developing treatments for diseases that cause severe pain. By alleviating pain at the source, JanOne aims to reduce the need for opioid prescriptions to treat disease associated pain that can lead to opioid abuse. The company is also exploring solutions for non-addictive pain medications. Its lead candidate, JAN101, is for potentially treating peripheral artery disease (“PAD”), a condition that affects over 8.5 million Americans. JAN101 demonstrated positive results in a Phase 2a clinical trial, and Phase 2b trials are expected to begin in the near future. JanOne is dedicated to funding resources toward innovation, technology, and education for PAD, associated vascular conditions, and neuropathic pain. For more information, visit www.janone.com.

Forward-Looking and Cautionary Statements

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. In accordance with the safe harbor provisions of this Act, statements contained herein that look forward in time that include everything other than historical information, including statements relating to the commencement of the upcoming Phase 2b trials, whether JAN101 can treat other conditions involving vascular complications, including chronic kidney disease. These forward-looking statements can be identified by terminology such as “will,” “aims,” “upcoming,” “may,” “expects,” “expected,” “potential,” “anticipates,” “future,” “intends,” “plans,” “believes,” “estimates” and similar statements. JanOne may also make written or oral forward-looking statements in its periodic reports to the U.S. Securities and Exchange Commission (the “SEC”) on Forms 10-K and 10-Q, Current Reports on Form 8-K, in its annual report to stockholders, in press releases, and other written materials and in oral statements made by its officers, directors or employees to third parties. There can be no assurance that such statements will prove to be accurate and there are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company, including, but not limited to, plans and objectives of management for future operations or products, the market acceptance or future success of our products, and our future financial performance. The company cautions that these forward-looking statements are further qualified by other factors including, but not limited to, those set forth in the company's Annual Report on Form 10-K for the fiscal year ended January 2, 2021 and other SEC filings (available at http://www.sec.gov). JanOne undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events, or otherwise.

Investor Relations & Media Contact
IR@Janone.com
1 (800) 400-2247